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                                                                    Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors



       We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-27501) pertaining to the 1996 Stock Option Plan of Hollywood Park, Inc. and the Registration Statement (Form S-8 No. 333-31065) of Hollywood Park, Inc. pertaining to the 1990 Stock Option Plan and 1992 Director Option Plan of Boomtown, Inc. of our report dated November 15, 1996, except for the first paragraph of Note 13 as to which the date is November 18, 1996, with respect to the consolidated financial statements of Boomtown, Inc. included in the Current Report on Form 8-K of Hollywood Park, Inc. dated July 15, 1997, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP


Reno, Nevada
July 10, 1997